Exhibit 99.1

Pulmatrix Announces First Quarter 2025 Financial Results and Divestment Plan for Assets

Registration statement for proposed Cullgen merger declared effective by the SEC

Proposed merger anticipated to close in June

As part of proposed merger, Pulmatrix currently intends to divest its assets including its Phase 2-ready acute migraine candidate, PUR3100, and other development candidates based on its iSPERSE™ technology

Framingham, Mass., May 15, 2025 – Pulmatrix, Inc. (“Pulmatrix” or the “Company”) (Nasdaq: PULM), a biopharmaceutical company that has focused on the development of novel inhaled therapeutic products intended to prevent and treat migraine and respiratory diseases with important unmet medical needs using its patented iSPERSE™ technology, today announced first quarter financial results for 2025 and provided a corporate update.

Peter Ludlum, Interim Chief Executive Officer of Pulmatrix, commented, “Our focus in the first quarter has been to advance steps to complete the proposed merger with Cullgen, a privately held, clinical-stage biopharmaceutical company applying its proprietary targeted protein degradation uSMITE™ platform to discover and advance therapeutics for the treatment of cancer and other diseases. If successful, the proposed merger would create a Nasdaq-listed company focusing on targeted protein degradation technology with three degrader programs in Phase 1 clinical trials – two for the treatment of cancer and one for the treatment of acute and chronic pain. As part of the proposed merger, Pulmatrix is currently in a process to divest its clinical assets, including our Phase 2-ready acute migraine product candidate PUR3100, along with our iSPERSE™ technology.”

Proposed Merger with Cullgen

As previously reported, on November 13, 2024, the Company entered into an agreement and plan of merger with Cullgen Inc. (“Cullgen”), as amended by Amendment No. 1 thereto on April 7, 2025 (the “Merger Agreement” and such transaction, the “Merger”). The proposed Merger is anticipated to close in June 2025, subject to the satisfaction of certain closing conditions, among others, however the exact timing of the consummation of the proposed Merger cannot be predicted.

Additional information about the Merger Agreement and proposed Merger was previously disclosed in a registration statement on Form S-4 (File No. 333-284993) initially filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2025, as amended on April 17, 2025, and May 7, 2025.

Pulmatrix Currently Seeking Divestment of Clinical Assets and Proprietary iSPERSE™ Technology

PUR3100

●	PUR3100 is an orally inhaled dihydroergotamine (“DHE”) engineered with Pulmatrix’s iSPERSE™ dry powder inhalation technology for the treatment of acute migraine.
●	In 2023, Pulmatrix announced the Food and Drug Administration’s acceptance of an Investigational New Drug (“IND”) application for PUR3100 and receipt of a “study may proceed” letter to proceed with a Phase 2 study, positioning PUR3100 as a Phase 2-ready asset. The IND includes a Phase 2 clinical protocol where safety and preliminary efficacy of PUR3100 will be investigated in patients with acute migraine.
●	The Phase 2 IND builds on the Phase 1 trial results of PUR3100, which were published in 2024 in a peer-reviewed publication, Headache: The Journal of Head and Face Pain.

●	The study showed that PUR3100 achieved peak exposures in the targeted therapeutic range and time to maximum concentration occurred at five minutes after dosing at all dosing levels. The PUR3100 dose groups also showed a lower incidence of nausea and no vomiting compared to observations of nausea and vomiting in the intravenously (“IV”) administered DHE dose group.

PUR1800

●	PUR1800 is a Narrow Spectrum Kinase Inhibitor (“NSKI”), engineered with our iSPERSE™ technology, for the treatment of acute exacerbations in chronic obstructive pulmonary disease (“AECOPD”). In 2023, Pulmatrix presented complete results from a Phase 1b study of PUR1800 for AECOPD, indicating PUR1800 was safe and well tolerated with no observed safety signals. The topline data, along with the results from chronic toxicology studies, support the continued development of PUR1800 for the treatment of AECOPD and other inflammatory respiratory diseases.

PUR1900

●	PUR1900 is the Company’s inhaled iSPERSE™ formulation of the antifungal drug itraconazole for indications where an orally inhaled antifungal may provide a therapeutic benefit or fulfill an unmet medical need.
●	The Company completed all Phase 2b wind down activities in the third quarter of 2024. With the study wind down complete, Pulmatrix bears no further financial responsibility for the development of PUR1900.
●	The Company’s partner Cipla has continued clinical development outside the United States and has advised us that they have completed their Phase 2 study in India and have been approved by India’s Central Drug Standard Control Organization to proceed with a Phase 3 clinical trial.
●	Should Cipla successfully market PUR1900 outside the United States, Pulmatrix will receive 2% royalties on any potential future net sales by Cipla outside the United States. Within the United States, the Company and Cipla will seek to monetize PUR1900 for indications where an orally inhaled antifungal may provide a therapeutic benefit or fulfill an unmet medical need.

iSPERSE™ Technology

●	iSPERSE™ particles are engineered with a small, dense and dispersible profile to exceed the performance of traditional dry powder particles as the iSPERSE™ particles have the dispersibility advantages of porous engineered particles. Pulmatrix believes this results in superior drug delivery compared to traditional oral and injectable forms of treatment for certain diseases.
●	As of March 31, 2025, Pulmatrix’s patent portfolio related to iSPERSE™ included approximately 146 granted patents, 18 of which are granted U.S. patents, with expiration dates from 2026 to 2037, and approximately 48 additional pending patent applications in the U.S. and other jurisdictions.

First Quarter 2025 Financial Results

Revenues decreased approximately $5.9 million to $0 for the three months ended March 31, 2025, compared to $5.9 million for the three months ended March 31, 2024. The decrease is primarily related to completion of the wind down of the PUR1900 Phase 2b clinical trial during the year ended December 31, 2024.

Research and development expenses decreased approximately $3.5 million to less than $0.1 million for the three months ended March 31, 2025, compared to $3.5 million for the three months ended March 31, 2024. The decrease was primarily due to winding down the PUR1900 Phase 2b clinical trial, disposal of the Company’s lab and facilities lease and employee terminations.

General and administrative expenses increased approximately $0.2 million to $1.8 million for the three months ended March 31, 2025, compared to $1.6 million for the three months ended March 31, 2024. The increase was primarily due to incurred costs related to the proposed Merger, partially offset by decreased employment and other operating costs.

The Company’s total cash and cash equivalents balance as of March 31, 2025, was $7.7 million. The Company anticipates that its cash position, based on operational efficiencies and prioritization of spending, is sufficient to fund its operations at least through the anticipated closing of the proposed Merger with Cullgen.

PULMATRIX, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31, 2025	December 31, 2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,708	$9,521
Accounts receivable	16	-
Prepaid expenses and other current assets	317	399
Total current assets	8,041	9,920
Long-term restricted cash	10	10
Other long-term assets	-	13
Total assets	$8,051	$9,943
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$657	$809
Accrued expenses and other current liabilities	246	120
Total current liabilities	903	929
Warrant liability	1	67
Total liabilities	904	996
Stockholders’ equity:
Preferred stock, $0.0001 par value — 500,000 shares authorized; 6,746 shares designated Series A convertible preferred stock; no shares issued and outstanding at March 31, 2025, and December 31, 2024	-	-
Common stock, $0.0001 par value — 200,000,000 shares authorized; 3,652,285 shares issued and outstanding at March 31, 2025, and December 31, 2024	-	-
Additional paid-in capital	306,111	306,103
Accumulated deficit	(298,964)	(297,156)
Total stockholders’ equity	7,147	8,947
Total liabilities and stockholders’ equity	$8,051	$9,943

PULMATRIX, INC.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues	$-	$5,885

Operating expenses:
Research and development	19	3,512
General and administrative	1,828	1,626
Total operating expenses	1,847	5,138
(Loss) income from operations	(1,847)	747
Other income (expense):
Interest income	53	160
Fair value adjustment of warrants	66	-
Other expense, net	(80)	(82)
Total other income, net	39	78
Net (loss) income	$(1,808)	$825
Net (loss) income per share attributable to common stockholders – basic and diluted	$(0.50)	$0.23
Weighted average common shares outstanding – basic and diluted	3,652,285	3,652,285

About Pulmatrix, Inc.

Pulmatrix is a biopharmaceutical company that has focused on the development of novel inhaled therapeutic products intended to prevent and treat migraine and respiratory diseases with important unmet medical needs using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for central nervous system (“CNS”) disorders such as acute migraine and serious lung diseases such as Chronic Obstructive Pulmonary Disease (“COPD”) and allergic bronchopulmonary aspergillosis (“ABPA”). Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by optimizing pharmacokinetics and reducing systemic side effects to improve patient outcomes.

About iSPERSE™ Technology

Pulmatrix’s innovative particle engineering technology creates dry powder, which solves limitations of conventional inhaled technologies and expands the universe of inhalable drug therapies. iSPERSE™ is a proprietary technology that allows a broad range of drugs to be formulated as small, dense, and dispersible particles for highly efficient drug delivery and deep penetration into the lungs. iSPERSE™ can efficiently deliver small molecules, drug combinations, peptides, proteins, and nucleic acids via the respiratory system for the treatment of both respiratory and non-respiratory diseases.

For more on the Company’s inhaled product candidates please visit:

https://www.pulmatrix.com/pipeline.html.

Forward-Looking Statements

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the consummation of and the exact timing of the proposed Merger with Cullgen and satisfaction of closing conditions thereunder, among others; the Company’s ability to divest its clinical assets on terms favorable to the Company, or at all, the Company’s ability to maintain compliance with the listing standards of the Nasdaq Capital Market; the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, including the proposed Merger with Cullgen, is set forth in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Chuck Padala
Managing Director
LifeSci Advisors
646-627-8390
chuck@lifesciadvisors.com